Exhibit 99.1

For Immediate Release

Aurora Capital Group Completes Acquisition of National Technical Systems, Inc.

LOS ANGELES, CA and CALABASAS, CA – November 22, 2013 – Aurora Capital Group (“Aurora”), a Los Angeles-based private equity firm with over $2 billion of assets under management, and National Technical Systems, Inc. (NASDAQ: NTSC) (“NTS”), today jointly announced that Aurora has completed the previously announced acquisition of NTS, a leading provider of testing, inspection and certification solutions.

Aurora acquired NTS through an affiliated entity, which acquired all of the outstanding securities of NTS for $23.00 per share in cash, which represents a premium of approximately 39% to NTS’s closing stock price on August 15, 2013 (the trading day prior to the announcement that NTS entered into a merger agreement with affiliates of Aurora). NTS’s shares of common stock will cease to be traded on the NASDAQ Global Stock Market effective as of the close of trading today.

Michael J. Marino, Partner of Aurora Capital Group, said, “We have long been impressed with the capabilities that NTS and its founders have built over decades of technological leadership and believe that NTS is an excellent fit with Aurora’s investment practice. Aurora has a long track record of supporting industry-leading companies through transformational periods of growth. NTS is a hand-in-glove fit with our governance program and strategic resources, and we are enthusiastic about backing the company as it enters the next phase of its journey.”

NTS President and CEO William C. McGinnis said, “This marks the beginning of a new and exciting chapter in the history of NTS. We see Aurora as a new partner with proven expertise in many of the markets we serve and with the shared goals of delivering world-class technology, innovation and service to our customers and making NTS a thriving, prosperous company. We look forward to working with Aurora and calling upon its expertise and operating resources to help extend our market leadership and build NTS into a significantly larger and more profitable company.”

NTS Founder and Vice Chairman of the Board Aaron Cohen said, “I want to express my personal thanks to our management team and all our employees for their many years of dedicated service and for making NTS the successful and valuable company it has become. With the Aurora and NTS partnership now in place, I am convinced that NTS will achieve even greater success and attain its full potential as the country’s leading test, inspection and certification services company.”

Operating one of the largest networks of test laboratories in North America built over half a century, NTS has long set the standard for independent testing, inspection and certification solutions. Its customers include a diverse mix of thousands of the nation’s leading corporations and government-sponsored research and testing entities. Mr. McGinnis, along with the rest of his management team, will continue overseeing NTS’s operations under Aurora’s ownership.

Senior financing for the transaction was provided by Golub Capital.

Houlihan Lokey Capital served as exclusive financial advisor to the Special Committee of the Board of Directors of NTS, and Sheppard Mullin Richter & Hampton LLP served as legal advisor to NTS in connection with the transaction. Gibson, Dunn & Crutcher LLP served as legal advisor to Aurora.

About Aurora Capital Group

Aurora Capital Group is a Los Angeles-based private investment firm managing over $2.0 billion of capital across several private equity funds. Aurora’s traditional private equity vehicle, Aurora Equity Partners, focuses principally on control investments in middle market businesses with leading market positions, strong cash flow profiles and actionable opportunities for growth in partnership with operating management. Aurora’s investors include leading pension funds, financial institutions, endowments and foundations active in private equity investing. For more information about Aurora Capital Group, visit www.auroracap.com.

About National Technical Systems

National Technical Systems, Inc. is a leading provider of testing and engineering services to the aerospace, defense, telecommunications, automotive, energy and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world-class design engineering, compliance, testing, certification, quality registration and program management solutions. For additional information about NTS, visit our website at www.nts.com.

Forward-Looking Statements

This press release contains “forward-looking statements” regarding NTS’s future operations, plans and events. Those forward-looking statements, including statements about NTS’s anticipated future operating results, are based on management’s expectations at this time. Actual results may vary significantly from those suggested by the forward-looking statements due to uncertainties and a number of important risk factors, including those noted in NTS’s Annual Report on 10-K for the fiscal year ended January 31, 2013 and other filings with the Securities and Exchange Commission. NTS undertakes no obligation to update the forward-looking statements included this release to reflect circumstances or events occurring after the date of this release.

Contacts:

For Aurora

Joele Frank, Wilkinson Brimmer Katcher

Sharon Stern / Bryan Darrow (media)

(212) 355-4449

For NTS

Allen & Caron Inc

Jill Bertotti (investors)

jill@allencaron.com

(949) 474-4300

National Technical Systems

Michael El-Hillow, CFO

mike.el-hillow@nts.com

(818) 591-0776

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